SUB-ITEM 77I

Julius Baer Global Equity Fund Inc.

Effective October 30, 2007, Class R and Consultant Class shares were added to the Julius Baer Global Equity Fund Inc.  Submission of the terms of Class R and Consultant Class shares is incorporated by reference to Post-Effective Amendment No. 7 to the Registration Statement filed on Form Type 485BPOS on October 29, 2007 (Accession No. 0000930413-07-008232).